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             [SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP, LETTERHEAD]

                                                              September 24, 1997

Pacific Capital Funds
3435 Stelzer Road
Columbus, Ohio 432l9-3O35

Dear Sirs:

              Pacific Capital Funds, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), is filing with the Securities and Exchange Commission (the "Commission") a Rule 24f-2 Notice (the "Rule 24f-2 Notice") containing the information contained in paragraph
(b)(l) of Rule 24f-2 under the Investment Company Act of 1940, as amended (the "Rule"), The effect of the Rule 24f-2 Notice, when accompanied by this opinion and by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule, will be to make definite in number the number of shares (no par value) sold by the Fund during the fiscal year ended July 31, 1997 in reliance upon the Rule (the "Rule 24f-2 Shares").

              We have acted as counsel to the Fund since March 7, 1994. In this capacity we have participated in various proceedings relating to the Fund and to the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proven to our satisfaction to be genuine, of the Fund's Declaration of Trust and By-laws, as currently in effect. We have received a certificate dated September 22, 1997 from the Secretary of State of the Commonwealth of Massachusetts certifying the existence and good standing of the Fund. We have also reviewed the prospectuses relating to the Fund's shares and the form of the Rule 24f-2 Notice being filed by the Fund. We are generally familiar with the business affairs of the Fund.

              The Fund has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Fund that was current and effective under the Securities Act of 1933 at the time of sale, and that the Rule 24f-2 Shares were sold for a consideration not less than the net asset value thereof as required by the Investment Company Act of 1940, as amended.

              Based upon the foregoing, it is our opinion that:

       1. The Fund has been duly organized and is legally existing under the laws of the Commonwealth of Massachusetts.

       2.     The Fund is authorized to issue an unlimited number of shares.


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SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
Pacific Capital Funds
September 24, 1997
Page 2

       3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable. However, we note that as set forth in the Fund's Registration Statement, the shareholders of the Fund might, under certain circumstances, be liable for transactions effected by the Fund.

              We hereby consent to the filing of this opinion with the Commission together with the Rule 24f-2 Notice of the Fund, and to the filing of this opinion under the securities laws of any state.

              We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent of any opinion expressed herein involves the laws of Massachusetts, such opinion would be understood to be based solely upon our review of the documents referred to above, the published statutes of that Commonwealth and, where applicable, published cases, rules or regulations of regulatory bodies of that Commonwealth.

                            Very truly yours,
                            /s/ SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP Shereff, Friedman, Hoffman & Goodman, LLP